Exhibit 99.1

Investor Relations

Cindy Ta

Juniper Networks

(408) 936-6131

cta@juniper.net

Media Relations

Lee Flanagin

Juniper Networks

(408) 936-5608

lflanagin@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY THIRD QUARTER 2014 FINANCIAL RESULTS

Q3 2014 Financial Highlights:

•	Revenue: $1,126 million, down 8% from Q2‘14 and down 5% from Q3‘13

•	Operating Margin: 15.3% GAAP, includes a $15 million benefit from restructuring and other charges; 21.5% non-GAAP, up 1.7 pts from Q3‘13

•	GAAP Net Income Per Share: $0.23 diluted, includes a $0.03 benefit from restructuring and other charges

•	Non-GAAP Net Income Per Share: $0.36 diluted, down 10% from $0.40 diluted in Q2‘14 and up 9% from $0.33 diluted in Q3‘13

SUNNYVALE, Calif., Oct. 23, 2014 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today reported preliminary financial results for the three months ended September 30, 2014 and provided its outlook for the three months ending December 31, 2014.

Net revenues for the third quarter of 2014 decreased 5% year-over-year and decreased 8% sequentially to $1,126 million.

Juniper’s operating margin for the third quarter of 2014 increased to 15.3% on a GAAP basis, including a $15 million benefit from restructuring and other charges, from 9.4% in the second quarter of 2014, and increased from 12.2% in the third quarter of 2013. Non-GAAP operating margin for the third quarter of 2014 decreased to 21.5% from 22.3% in the second quarter of 2014, and increased from 19.8% in the third quarter of 2013.

Juniper posted GAAP net income of $103.6 million, or $0.23 per diluted share for the third quarter of 2014. The GAAP diluted income per share includes a $0.03 benefit from restructuring and other charges. Non-GAAP net income was $165.4 million, or $0.36 per diluted share for the third quarter of 2014. Non-GAAP net income per diluted share decreased 10% compared to the second quarter of 2014, and increased 9% compared to the third quarter of 2013.

The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Preliminary Net Revenues by Market table below.

“We are disappointed in our third quarter revenue results, which reflect a lower-than-anticipated demand from service providers, particularly in the U.S.,” said Shaygan Kheradpir, chief executive officer of Juniper Networks. “However, the underlying long-term demand trends in networking remain intact. While we navigate these dynamics, we are relentlessly focused on managing operating expenses while providing the innovation that matters most to our customers. We continue to have confidence in our business and see substantial opportunities to drive profitable growth and increase the value of our shareholders’ investment over the long-term.”

“Despite a weaker spending environment impacting third quarter revenue growth, we have been able to manage costs effectively to deliver good margins,” said Robyn Denholm, chief financial and operations officer of Juniper Networks. “We enhanced efficiencies across the Company and exceeded our targeted cost reductions ahead of schedule. We have also continued our aggressive capital return plan to return immediate value to our shareholders while investing for the future growth of our business.”

Other Financial Highlights

Total cash, cash equivalents, and investments as of September 30, 2014 were $3,321 million, compared to $3,960 million as of June 30, 2014, and $4,034 million as of September 30, 2013.

Juniper’s net cash flow from operations for the third quarter of 2014 was ($79) million, compared to net cash provided by operations of $425 million in the second quarter of 2014, and $176 million in the third quarter of 2013. The cash outflow in the quarter was primarily due to an increase in accounts receivable, payments for incentive compensation, higher tax payments as a result of a gain related to the patent litigation settlement from the prior quarter, and a decrease in deferred revenue.

Days sales outstanding in accounts receivable or “DSO” was 49 days in the third quarter of 2014, compared to 41 days in the prior quarter, and 42 days in the third quarter of 2013.

Capital expenditures were $43 million and depreciation and amortization of intangible assets expense was $44 million during the third quarter of 2014.

Juniper’s Board of Directors has declared a quarterly cash dividend of $0.10 per share to be paid on December 23, 2014 to shareholders of record as of the close of business on December 2, 2014.

As of October 23, the Company has re-purchased $550 million of common stock against its $800 million commitment, in addition to the $1.2 billion accelerated share repurchase (ASR) program completed in Q3‘14.

Outlook

The Company sees the long-term demand drivers as healthy and is confident in its innovation pipeline. However, Juniper is planning for the overall revenue environment to be challenging and therefore is taking a prudent and cautious stance on revenue over the next several quarters.

Juniper Networks estimates that for the quarter ending December 31, 2014:

•	Revenues will be in the range of $1,025 million to $1,075 million.

•	Non-GAAP gross margin will be approximately 64%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be $480 million, plus or minus $5 million. This amount is $20 million below what the Company committed to achieving by Q1’15.

•	Non-GAAP operating margin will be roughly 18.5% at the midpoint of revenue guidance.

•	Non-GAAP net income per share will range between $0.28 and $0.32 on a diluted basis. This assumes a share count of 435 million and a non-GAAP tax rate flat to the third quarter.

Juniper Networks estimates that for 2015:

•	Non-GAAP operating expenses will be $1,900 million, plus or minus $25 million, which is approximately $130 million lower than the full year 2014 operating expense levels.

•	Capital Allocation: $1.5 billion of aggregate share repurchases to be completed before Q2‘15.

New Cost Reduction Initiative

Given the current market environment, the Company today announced additional cost reductions of approximately $100 million, and increased its total annualized commitment to $260 million, designed to lower operating expenses while improving profitability and long-term growth. This initiative will improve Juniper’s cost structure and continue earnings growth as the Company navigates through current market conditions. Key components to the cost reductions include a careful management of headcount, focus on improved efficiencies and prioritization of revenue-generating projects.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share based compensation expenses, acquisition-related charges, restructuring and other (credit) charges, impairment charges, professional services related to non-routine stockholder matters, product quality-related remediation charges, litigation settlement and resolution charges, gain or loss on contract settlement, professional fees and other direct expenses associated with divestiture, gain or loss on equity investments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.

Conference Call Webcast

Juniper Networks will host a conference call webcast today, October 23, 2014, at 2:00 pm (Pacific Daylight Time), to be broadcast live over the Internet at http://investor.juniper.net/investor-relations/default.aspx.

To participate via telephone in the US, the toll free dial-in number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks

Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos, are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks logo and the Junos logo are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Safe Harbor

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of the Juniper Networks Integrated Operating Plan; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net/investor-relations/default.aspx.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues:
Product	$809.5	$900.8	$2,614.7	$2,546.4
Service	316.4	284.8	910.8	849.1

Total net revenues	1,125.9	1,185.6	3,525.5	3,395.5
Cost of revenues:
Product	290.0	325.5	975.9	925.0
Service	121.1	113.6	366.5	332.7

Total cost of revenues	411.1	439.1	1,342.4	1,257.7

Gross margin	714.8	746.5	2,183.1	2,137.8
Operating expenses:
Research and development	253.2	264.6	772.7	784.5
Sales and marketing	249.2	269.5	780.6	792.7
General and administrative	55.0	61.4	190.5	169.1
Restructuring and other (credit) charges	(15.0)	6.0	157.2	21.0

Total operating expenses	542.4	601.5	1,901.0	1,767.3

Operating income	172.4	145.0	282.1	370.5
Other (expense) income, net	(6.8)	(7.5)	326.0	(30.2)

Income before income taxes	165.6	137.5	608.1	340.3
Income tax provision	62.0	38.4	172.8	52.3

Net income	$103.6	$99.1	$435.3	$288.0

Net income per share:
Basic	$0.23	$0.20	$0.93	$0.57

Diluted	$0.23	$0.19	$0.91	$0.56

Shares used in computing net income per share:
Basic	448.4	501.5	468.1	503.0

Diluted	454.8	508.6	477.0	510.7

Cash dividends declared per common stock	$0.10	$—	$0.10	$—

Juniper Networks, Inc.

Preliminary Net Revenues by Product and Service

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Routing	$533.2	$609.0	$1,700.8	$1,700.2
Switching	155.0	147.6	546.8	439.3
Security	121.3	144.2	367.1	406.9

Total product	809.5	900.8	2,614.7	2,546.4

Total service	316.4	284.8	910.8	849.1

Total	$1,125.9	$1,185.6	$3,525.5	$3,395.5

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Americas	$678.3	$661.3	$2,070.8	$1,928.5
Europe, Middle East, and Africa	290.5	306.5	911.0	898.0
Asia Pacific	157.1	217.8	543.7	569.0

Total	$1,125.9	$1,185.6	$3,525.5	$3,395.5

Juniper Networks, Inc.

Preliminary Net Revenues by Market

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Service Provider	$741.5	$788.3	$2,356.0	$2,227.2
Enterprise	384.4	397.3	1,169.5	1,168.3

Total	$1,125.9	$1,185.6	$3,525.5	$3,395.5

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

		Three Months Ended
		September 30, 2014	June 30, 2014	September 30, 2013
GAAP operating income		$172.4	$115.9	$145.0
GAAP operating margin		15.3%	9.4%	12.2%
Share-based compensation expense	C	65.3	59.3	69.3
Share-based payroll tax expense	C	2.3	2.7	0.4
Amortization of purchased intangible assets	A	8.5	9.8	7.6
Restructuring and other (credit) charges	B	(15.0)	72.0	12.1
Memory-related, supplier component remediation charge	B	7.0	13.7	—
Acquisition/divestiture-related charges	A,B	1.0	0.1	—
Professional services related to non-routine stockholder matters	B	—	0.4	—

Non-GAAP operating income		$241.5	$273.9	$234.4
Non-GAAP operating margin		21.5%	22.3%	19.8%

GAAP net income		$103.6	$221.1	$99.1
Share-based compensation expense	C	65.3	59.3	69.3
Share-based payroll tax expense	C	2.3	2.7	0.4
Amortization of purchased intangible assets	A	8.5	9.8	7.6
Restructuring and other (credit) charges	B	(15.0)	72.0	12.1
Memory-related, supplier component remediation charge	B	7.0	13.7	—
Acquisition/divestiture-related charges	A,B	1.0	0.1	—
Professional services related to non-routine stockholder matters	B	—	0.4	—
Loss (gain) on equity investments	B	1.6	—	(3.6)
Gain on legal/contract settlement, net	B	(10.8)	(195.3)	—
Other	B	1.1	—	—
Income tax effect of non-GAAP exclusions	B	0.8	6.5	(18.6)

Non-GAAP net income		$165.4	$190.3	$166.3

GAAP diluted net income per share		$0.23	$0.46	$0.19

Non-GAAP diluted net income per share	D	$0.36	$0.40	$0.33

Shares used in computing diluted net income per share		454.8	476.5	508.6

Discussion of Non-GAAP Financial Measures

This press release, including the tables above and below, includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: operating income; operating margin; net income; and net income per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share based compensation expenses, acquisition-related charges, restructuring and other (credit) charges, impairment charges, professional services related to non-routine stockholder matters, product quality-related remediation charges, litigation settlement and resolution charges, gain or loss on contract settlement, professional fees and other direct expenses associated with divestiture, gain or loss on equity investments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; and (ii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and other (credit) charges; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) gain or loss on contract settlement; (v) professional fees and other direct expenses associated with divestiture; (vi) gain or loss on equity investments; (vii) valuation allowance on deferred tax assets (viii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures; (ix) professional services related to non-routine stockholder matters; and (x) memory-related, supplier component remediation charge. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. We began to include share-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding share-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Share-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of share is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a share-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to share-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our share-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of share-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,615.9	$2,284.0
Short-term investments	299.5	561.9
Accounts receivable, net of allowances	617.0	578.3
Deferred tax assets, net	157.5	79.8
Prepaid expenses and other current assets	206.5	199.9
Assets held for sale	166.9	—

Total current assets	3,063.3	3,703.9
Property and equipment, net	888.8	882.3
Long-term investments	1,405.6	1,251.9
Restricted cash and investments	45.9	89.5
Purchased intangible assets, net	90.8	106.9
Goodwill	3,911.7	4,057.7
Other long-term assets	162.9	233.8

Total assets	$9,569.0	$10,326.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242.2	$200.4
Accrued compensation	193.3	273.9
Deferred revenue	728.4	705.8
Other accrued liabilities	244.6	261.3
Liabilities held for sale	40.5	—

Total current liabilities	1,449.0	1,441.4
Long-term debt	1,348.9	999.3
Long-term deferred revenue	345.6	363.5
Long-term income taxes payable	154.2	114.4
Other long-term liabilities	80.9	105.2

Total liabilities	3,378.6	3,023.8
Total stockholders’ equity	6,190.4	7,302.2

Total liabilities and stockholders’ equity	$9,569.0	$10,326.0

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$435.3	$288.0
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	185.4	180.7
Depreciation, amortization, and accretion	141.9	135.2
Restructuring and other (credit) charges	179.4	28.6
Deferred income taxes	(85.4)	40.4
Gain on investments, net	(165.1)	(7.8)
Gain on legal settlement, net	(121.1)	—
Excess tax benefits from share-based compensation	(8.8)	(1.5)
Loss on disposal of fixed assets	1.9	1.2
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(33.2)	(111.0)
Prepaid expenses and other assets	(29.4)	(67.0)
Accounts payable	47.4	(1.1)
Accrued compensation	(78.3)	(88.6)
Income taxes payable	86.1	(26.1)
Other accrued liabilities	(124.5)	(16.8)
Deferred revenue	40.9	97.7

Net cash provided by operating activities	472.5	451.9

Cash flows from investing activities:
Purchases of property and equipment	(140.9)	(183.0)
Purchases of available-for-sale investments	(1,970.5)	(1,351.6)
Proceeds from sales of available-for-sale investments	1,918.7	860.4
Proceeds from maturities of available-for-sale investments	339.0	287.6
Purchases of trading investments	(3.5)	(3.1)
Proceeds from sales of privately-held investments	2.5	8.4
Purchases of privately-held investments	(12.3)	(20.4)
Payments for business acquisitions, net of cash and cash equivalents acquired	(27.1)	(10.0)
Purchase of licensed software	—	(10.0)
Changes in restricted cash	45.0	—

Net cash provided by (used in) investing activities	150.9	(421.7)

Cash flows from financing activities:
Proceeds from issuance of common stock	157.6	123.7
Purchases and retirement of common stock	(1,761.0)	(332.1)
Issuance of long-term debt, net	346.5	—
Payment for capital lease obligation	(0.4)	(1.4)
Customer financing arrangements	0.8	41.8
Excess tax benefits from share-based compensation	8.8	1.5
Payment of cash dividends	(43.8)	—

Net cash used in financing activities	(1,291.5)	(166.5)

Net decrease in cash and cash equivalents	(668.1)	(136.3)
Cash and cash equivalents at beginning of period	2,284.0	2,407.8

Cash and cash equivalents at end of period	$1,615.9	$2,271.5

Juniper Networks, Inc.

Cash, Cash Equivalents, and Investments

(in millions)

(unaudited)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$1,615.9	$2,284.0
Short-term investments	299.5	561.9
Long-term investments	1,405.6	1,251.9

Total	$3,321.0	$4,097.8